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                                                                     Exhibit 4.5


                             SUBORDINATION AGREEMENT


         THIS SUBORDINATION AGREEMENT (this "Agreement") is made as of February 23, 2000, among BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, the "Senior Lender"), Halifax Fund, L.P., a Cayman Islands limited partnership ("Halifax"), the other participants in the convertible debenture financing set forth on Schedule A hereto (together with Halifax, the "Subordinated Lenders") and ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation ("ACG"), Great Western Directories, Inc., a Texas corporation ("Great Western"), 1+USA V Acquisition Corp., a Delaware corporation ("1+USA"), Big Stuff, Inc., a Texas corporation ("Big Stuff"), Pacific Coast Publishing Ltd., a Washington corporation ("Pacific Coast"), YPtel, Inc. a Washington corporation ("YPtel, Inc.") and Web YP, Inc., a Texas corporation ("Web YP;" collectively, ACG, Great Western, 1+USA, Big Stuff, Pacific Coast, YPtel, Inc. and Web YP, the "Borrowers," and each, individually, a "Borrower").


                                   BACKGROUND


         As an inducement for the Senior Lender to provide a credit facility in favor of the Borrowers, each Subordinated Lender has agreed to enter into this subordination agreement to provide for the subordination of the Subordinated Indebtedness held by it to the Senior Indebtedness by the Senior Lender, all on the terms and conditions herein set forth.


                                   AGREEMENTS


         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.   DEFINITIONS; RULES OF CONSTRUCTION.

              1.1 GENERAL TERMS. For purposes of this Agreement, the following terms shall have the following respective meanings:

                   "ACG" has the meaning set forth in the first paragraph hereof.

                   "AGREEMENT" has the meaning set forth in the first paragraph hereof.

                   "HALIFAX" has the meaning set forth in the first paragraph hereof.

                   "BANKRUPTCY EVENT" has the meaning set forth in Section 2.2(c) hereof.

                    "BIG STUFF" has the meaning set forth in the first paragraph hereof.

                   "BLOCKING PERIOD TERMINATION DATE" has the meaning set forth in Section 2.2(a) hereof.



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                   "BORROWER" has the meaning set forth in the first paragraph hereof.

                   "COLLATERAL OBLIGORS" has the meaning set forth in Section
2.3 hereof.

                   "CREDIT AGREEMENT" means the Credit Agreement, dated as of the date hereof, by and between the ACG and Senior Lender, as amended, supplemented, extended, modified, renewed, restated or replaced from time to time, and including any agreement entered into in substitution therefor.

                   "DEFAULT NOTICE" has the meaning set forth in Section 2.2(a) hereof.

                   "DISTRIBUTION" means any payment, whether in cash, securities or any other property, or security for any such payment except for:
(i) payments of interest on Subordinated Indebtedness which are made in kind or in shares of capital stock of ACG or any successor; (ii) payments at the Default Payment Rate made under the terms of the Subordinated Loan Agreement or the Registration Rights Agreement (as defined in the Subordinated Loan Agreement) which are made in-kind or in shares of capital stock of ACG or any successor; or (iii) any shares of capital stock of ACG or any successor issued upon conversion of the Debentures or Subsequent Debentures (each as defined in the Subordinated Loan Agreement) or exercise of Warrants or Option Warrants (each as defined in the Subordinated Loan Agreement).

                   "DISTRIBUTION BLOCKING PERIOD" has the meaning set forth in
Section 2.2(a) hereof.

                   "GREAT WESTERN" has the meaning set forth in the first paragraph hereof.

                   "HOLDER OF SUBORDINATED INDEBTEDNESS" or "SUBORDINATED LENDER" means Halifax and any other Person at any time or in any manner acquiring any right to or interest in any of the Subordinated Indebtedness.

                   "LIEN" means any pledge, assignment, hypothecation, mortgage, deed of trust, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and lease back transaction, financing statement filing, intellectual property transfer or assignment filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, assignment, encumbrance, preferential arrangement or other claim or right.

                   "PERSON" means an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, a limited liability company, a limited liability partnership or other entity, or a government or any agency, instrumentality or political subdivision thereof.

                   "SENIOR LEVERAGE RATIO" has the meaning set forth in the Credit Agreement.

                   "SENIOR INDEBTEDNESS" means


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                   (a) principal arising out of the Credit Agreement, and any subsidiary guarantees thereof, under the Credit Agreement, in an aggregate amount not exceeding sixty million dollars ($60,000,000), as reduced from time to time by the aggregate amount of principal repayments made by the Borrowers; provided that such principal may exceed sixty million dollars ($60,000,000) but in any event shall not exceed one hundred and twenty million dollars ($120,000,000) if, at the time such principal in excess of sixty million dollars ($60,000,000) is incurred, ACG's Senior Leverage Ratio is no greater than 5 to 1 and further provided that the maturity of such principal shall not be extended by more than six months from the maturity in effect on the date hereof. The Senior Leverage Ratio shall be calculated and distributed by ACG in the manner provided in the Subordinated Loan Agreement.

                   (b) interest on the aforementioned principal amount for which provision is made in the Credit Agreement as in effect on the date hereof and as may be increased in the future if such increases are reasonable under the circumstances;

                   (c) commitment fees, facility fees, and all other fees, all expenses and costs, and all indemnity, reimbursement and other obligations of the Borrowers to the Senior Lender, all as provided in the Credit Agreement as in effect on the date hereof and as may be increased in the future if such increases are reasonable under the circumstances; and

                   (d) any refinancing of the foregoing (subject to the limitations in paragraph (a) above) by a bank or financial institution and which refinancing consists only of debt which is not convertible or exchangeable for capital stock and which does not include any warrants or other linkage to the appreciation in the value of capital stock.

Senior Indebtedness shall include all interest and fees and other amounts accruing in accordance with the provisions of the foregoing sentence after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any of the Borrowers. Senior Indebtedness shall continue to constitute Senior Indebtedness, notwithstanding the fact that such Senior Indebtedness or any claim for such Senior Indebtedness is subordinated, avoided or disallowed under the federal Bankruptcy Code or other applicable law.

                   "SENIOR LENDER" has the meaning set forth in the preamble to this Agreement.

                   "SENIOR LENDING AGREEMENTS" means, collectively, the Loan Documents, as defined in the Credit Agreement.

                   "SUBORDINATED INDEBTEDNESS" means all indebtedness, obligations and liabilities of any kind owing by the Borrowers or any other Person obligated under the Senior Indebtedness to Subordinated Lender from time to time, including, without limitation, all such indebtedness, obligations and liabilities under or pursuant to any of the Subordinated Lending Agreements, including, without limitation, all principal, interest accruing thereon, charges, expenses, fees and other sums chargeable to the Borrowers or any such other Person under or pursuant to any of the Subordinated Lending Agreements, including any Subsequent Debentures (as defined in the Subordinated Loan Agreement) and reimbursement, indemnity or other obligations due and payable to Subordinated Lender and including the obligations under the


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Subsidiary Guarantees (as defined in the Subordinated Loan Agreement); but excluding the right to receive capital stock upon conversion of Debentures or exercise of Warrants.

                   "SUBORDINATED LENDING AGREEMENTS" shall mean, collectively, the Subordinated Loan Agreement, the Registration Rights Agreement (as defined in the Subordinated Loan Agreement), the Debentures (as defined in the Subordinated Loan Agreement), any debenture or debentures or promissory note or notes issued in exchange therefor or replacement thereof, the Warrant (as defined in the Subordinated Loan Agreement), and all other agreements, instruments and documents from time to time entered into by the Borrowers or any other Person evidencing or securing the Subordinated Indebtedness, as all of the foregoing may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

                   "SUBORDINATED LOAN AGREEMENT" shall mean the Convertible Debenture Purchase Agreement, of even date herewith, between the Borrowers and Subordinated Lenders, as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, and including any agreement entered into in substitution thereof.

                   "WEB YP" has the meaning set forth in the first paragraph hereof.

           1.2 OTHER TERMS. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement or, if not defined therein, in the Subordinated Loan Agreement.

           1.3 RULES OF CONSTRUCTION. The rule of EJUSDEM GENERIS shall not be applicable herein to limit a general statement that is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned. Unless the context otherwise requires:

                   (a) a term has the meaning assigned to it;

                   (b) "or" is not exclusive;

                   (c) provisions apply to successive events and transactions;

                   (d) "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision unless otherwise so provided;

                   (e) the word "person" means any natural person, partnership, corporation, nation, state, government, union, association, agency, tribunal, board, bureau and any other form of business or legal entity;

                   (f) all words or terms used in this Agreement, regardless of the number or gender in which they are used, include any other number and any other gender; and


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              (g) all financial terms used herein and not capitalized or otherwise defined have the meaning accorded to them under US generally accepted accounting principles, consistently applied ("GAAP").

    2. COVENANTS. The Borrowers and each Holder of Subordinated Indebtedness hereby covenant that, until the Senior Indebtedness has been paid in full and satisfied in cash and the Credit Agreement has been irrevocably terminated (all in accordance with the terms of the Credit Agreement and the other Senior Lending Agreements), each shall comply with such of the following provisions as are applicable to it:

         2.1 TRANSFERS. Each Holder of Subordinated Indebtedness covenants that any transferee from it of any Subordinated Indebtedness shall, prior to acquiring such interest, execute and deliver a counterpart of this Subordination Agreement to each other party hereto.

         2.2 SUBORDINATED INDEBTEDNESS SUBORDINATION PROVISIONS. To induce Senior Lender to enter into the Credit Agreement and to make and continue to make from time to time loans and advances thereunder, notwithstanding any other provision of the Subordinated Indebtedness or the Subordinated Lending Agreements to the contrary, all obligations of the Borrowers to the Subordinated Lenders under the Subordinated Lending Agreements (excluding the right to receive capital stock upon conversion of Debentures or Subsequent Debentures or upon exercise of Warrants or Option Warrants) are and shall be expressly junior and subordinated in right of payment to all amounts due and owing upon all Senior Indebtedness from time to time. Specifically, but not by way of limitation:

              (a) PAYMENTS.

                   (i) No Borrower shall make any Distribution on the Subordinated Indebtedness until such time as the Senior Indebtedness shall have been paid in full in cash.

                   (ii) Notwithstanding the provisions of clause (i), above, but subject to the provisions of clause
                              (iii), below, so long as no Default shall have occurred under the Senior Lending Agreements and no Default Notice (as defined below) shall have been received by the Borrowers and the Subordinated Lenders, the Borrowers may pay, and the Holders of Subordinated Indebtedness may receive, (a) the regularly scheduled payment(s) of principal on the Subordinated Indebtedness when due on the sixth anniversary of the date hereof, the regularly scheduled semi-annual payments of interest on the Subordinated Indebtedness, and the fees and expenses due under the Subordinated Lending Agreements, all in accordance with the terms of the Subordinated Lending Agreements and (b) up to two monthly cash payments per calendar year at the Default Payment Rate made under the terms of the Subordinated Loan Agreement or the Registration Rights Agreement; provided that such


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                              monthly cash payments do not exceed an amount
                              equal to 3% of the outstanding Debentures and Subsequent Debentures on such date per month.

                   (iii) Following the occurrence and during the continuance of a Default (other than a Payment Default (as defined below)) under the Senior Lending Agreements, and upon and after receipt by the Borrowers and the Subordinated Lenders of written notice of such Default from the Senior Lender (such notice, a "Covenant Default Notice"), no Borrower shall make, and no Holder of Subordinated Indebtedness shall be entitled to receive or retain, any Distribution in respect of the Subordinated Indebtedness. Notwithstanding the provisions of the preceding sentence, the Borrowers may resume making, and the Holders of Subordinated Indebtedness shall be entitled to receive and retain, any regularly scheduled principal or interest payment, and the monthly payments referred to in paragraph(ii) above which may become due and payable or shall have become due and payable on a non-accelerated basis (including, without limitation, any missed payments) on the date (the "Blocking Period Termination Date") of the earliest to occur of
                              (A) the date on which all such Defaults specified in the Covenant Default Notice shall have been cured or waived, (B) payment in full in cash of all Senior Indebtedness has been made, and (C) the expiration of a period of one hundred and eighty (180) days from delivery of the Covenant Default Notice; provided, that in the event of a Default with respect to the payment, when due, of any Senior Indebtedness (a "Payment Default"), then the provisions of Section 2.2(d) below shall apply. The period between the date of any Covenant Default Notice and the Blocking Period Termination Date relating to such Default Notice is referred to herein as a "Distribution Blocking Period."

              (b) LIMITATION ON ACCELERATION. During the continuation of the shorter of: a Distribution Blocking Period or one hundred and eighty (180) days from the delivery of a Covenant Default Notice or a Payment Default Notice, no Holder of Subordinated Indebtedness shall be entitled to accelerate the maturity of the Subordinated Indebtedness, exercise any remedies with respect to the Subordinated Indebtedness, or commence any action or proceeding to recover any amounts due or to become due with respect to the Subordinated Indebtedness, PROVIDED, HOWEVER, that, subject to Section 2.3, the foregoing limitation on acceleration or exercise of any remedies shall not be applicable following (i) the occurrence of an Bankruptcy Event (as to which Section 2.2(c) shall apply), or (ii) the final maturity or acceleration of all Senior Indebtedness. Notwithstanding the foregoing, a Holder of Subordinated Indebtedness shall be entitled to accelerate the maturity of Subordinated Indebtedness if the maturity of the


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Senior Indebtedness has been previously accelerated. This paragraph shall not affect a Holder's right to enforce its right to have its Debentures or Subsequent Debentures converted or its Warrants or Option Warrants exercised, and in each case to have capital stock issued with respect to such conversion or exercise.

              (c) PRIOR PAYMENT OF SENIOR INDEBTEDNESS IN BANKRUPTCY, ETC. In the event of any insolvency or bankruptcy proceedings relative to any Borrower or its property, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of any Borrower or distribution or marshaling of its assets or any composition with its creditors, whether or not involving insolvency or bankruptcy, or if any Borrower shall cease its operations, call a meeting of its creditors or no longer do business as a going concern (each individually or collectively, a "Bankruptcy Event") then all Senior Indebtedness shall be paid in full in cash and the Credit Agreement irrevocably terminated before any Distribution shall be made on account of any Subordinated Indebtedness. Any such Distribution which would, but for the provisions hereof, be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the Senior Lender or its representatives, in the proportions in which they hold the Senior Indebtedness, until all amounts owing upon the Senior Indebtedness shall have been paid in full in cash and the Credit Agreement has been irrevocably terminated. Notwithstanding anything to the contrary herein, including, without limitation, the provisions of the foregoing sentences of this paragraph (c), Holders of Subordinated Indebtedness may receive (and shall be entitled to retain) securities which are subordinate to (at least to the extent that the Subordinated Indebtedness is subordinate to the Senior Indebtedness pursuant to the terms hereof) the payment of all Senior Indebtedness.

              (d) ACCELERATION OR PAYMENT DEFAULT UNDER SENIOR INDEBTEDNESS. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 2.2(a), in the event that there is any Payment Default, and upon and after receipt by the Borrowers and the Subordinated Lenders of a written notice of such Payment Default from the Senior Lender (such notice, a "Payment Default Notice") then no Distribution shall thereafter be made on account of the Subordinated Indebtedness until all Senior Indebtedness has been paid in full in cash.

              (e) POWER OF ATTORNEY. To enable the Senior Lender to assert and enforce its rights hereunder in any proceeding referred to in Section 2.2(c) or upon the happening of any Bankruptcy Event, if any Holder of Subordinated Indebtedness does not act in a timely fashion, Senior Lender or any person whom it may designate is hereby irrevocably appointed attorney in fact for such Holder of Subordinated Indebtedness, with full power (i) to act in the place and stead of such Holder of Subordinated Indebtedness to make, present and file such proofs of claim against the Borrowers on account of all or any part of the Subordinated Indebtedness as Senior Lender may deem advisable and (ii) to receive and collect any and all cash dividends or other cash payments made thereon and to apply the same on account of the Senior Indebtedness. The Subordinated Lender will execute and deliver to the Senior Lender such instruments as may be required by the Senior Lender to enforce any and all Subordinated Indebtedness, to effectuate the aforesaid power of attorney and to effect collection of any and all dividends or other payments which may be made at any time on account thereof, and each Holder of Subordinated Indebtedness hereby irrevocably appoints the Senior Lender as the lawful attorney and agent of


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such Holder of Subordinated Indebtedness to execute financing statements and financing statement amendments and similar instruments and documents on behalf of such Holder of the Subordinated Indebtedness and hereby further authorizes the Senior Lender to file such financing statements and financing statement amendments and similar instruments and documents in any appropriate public office.

              (f) KNOWLEDGE; DELIVERY OF DEFAULT NOTICE. No Holder of Subordinated Indebtedness shall at any time be charged with knowledge of any of the events described in Section 2.2(a) hereof or on such account be prohibited from receiving or retaining any payment of monies or from taking any action regarding acceleration or the exercise of remedies, unless and until such Holder of Subordinated Indebtedness has received a Default Notice. Each Default Notice shall be deemed to be properly given by Senior Lender to the Holders of Subordinated Indebtedness if such Default Notice is delivered in accordance with Section 10.3 hereof; PROVIDED, HOWEVER, that each and every additional or subsequent Holder of Subordinated Indebtedness shall deliver written notice to Senior Lender of its name and address and the other information set forth under
Section 10.3. Prior to delivery of such notice each such additional and subsequent Holder of Subordinated Indebtedness shall be deemed to receive any Default Notice at the time any other Holder of Subordinated Indebtedness receives such Default Notice.

              (g) PAYMENTS HELD IN TRUST. Should any Distribution in respect of the Subordinated Indebtedness or the proceeds thereof be collected or received by any Holder of Subordinated Indebtedness or any Affiliate (as such term is defined in Rule 405 of Regulation C adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933) of any such Holder of Subordinated Indebtedness at a time when the Holders of Subordinated Indebtedness are not permitted, pursuant to the terms hereof, to receive such Distribution or proceeds thereof, then each Holder of Subordinated Indebtedness will forthwith deliver, or cause to be delivered, the same to the Senior Lender in precisely the form held by such Holder of Subordinated Indebtedness (plus any necessary endorsements) and, until so delivered, the same shall be held in trust by each Holder of Subordinated Indebtedness, or any such Affiliate, as the property of the Senior Lender and shall not be commingled with other property of such Holder of Subordinated Indebtedness or any such Affiliate.

              (h) SUBROGATION. Subject to the prior payment in full in cash of the Senior Indebtedness, to the extent that Senior Lender has received any Distribution on the Senior Indebtedness which, but for this Agreement, would have been applied to the Subordinated Indebtedness, the Subordinated Lender shall be subrogated to the then or thereafter existing rights of the Senior Lender including, without limitation, the right to receive any Distribution made on the Senior Indebtedness until the principal of, interest on and other charges due under the Subordinated Indebtedness have been indefeasibly paid in full; and, for the purposes of such subrogation, no Distribution to the Senior Lender to which the Subordinated Lender would be entitled except for the provisions of this Agreement, and no delivery to the Senior Lender by the Subordinated Lender pursuant to Section 2.2(g) hereof, shall, as between the Borrowers, their creditors (other than the Senior Lender) and the Subordinated Lender, be deemed to be a Distribution by the Borrowers to or on account of Senior Indebtedness, it being understood that the provisions hereof are and are intended solely for the purpose of defining the relative rights of the Subordinated Lender, on the one hand, and the Senior Lender, on the other hand.


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              (i) LIMITATION ON DISTRIBUTION BLOCKING PERIODS. No holder of
Senior Indebtedness shall initiate a Distribution Blocking Period until at least one hundred eighty (180) days have elapsed between the Blocking Period Termination Date for the most recent Distribution Blocking Period and the initiation of a new Distribution Blocking Period unless the initiation of the new Distribution Blocking Period is based on the occurrence of an Event of Default (other than a Payment Default or one arising solely from any Borrower's failure to make a payment or fulfill another obligation prohibited by this Agreement) arising after the initiation of the first Distribution Blocking Period. Notwithstanding anything in this Agreement to the contrary, no one or more Distribution Blocking Periods shall be effective for more than one hundred eighty (180) days in any period of three hundred sixty (360) consecutive days; provided that the foregoing limitation shall not apply to any blocking of Distributions on Subordinated Indebtedness arising out of a Payment Default.

           2.3 LIENS. Subordinated Indebtedness may not be secured by Liens on any assets of the Borrowers without the prior written consent of the Senior Lender.

         2A. PUT RIGHTS. Notwithstanding anything to the contrary, the Holder of Subordinated Indebtedness hereby covenants and agrees that , for so long as any Senior Indebtedness remains outstanding, such Holder shall not exercise or give notice of nay exercise of any of its Redemption Rights (as hereinafter defined). The Holder of Subordinated Indebtedness acknowledges that the Senior Lender may not have an adequate remedy at law for such breach of the foregoing covenant, and accordingly agrees that the Senior Lender shall be entitled to enforce said covenant through injunctive relief or a decree of specific performance. The Holder of Subordinated Indebtedness further agrees that, for so long as any Senior Indebtedness remains outstanding, the Borrowers shall not be obligated to recognize or comply with any demand or request by the Holder of Subordinated Indebtedness to exercise its Redemption Rights. For purposes of this paragraph, the term "Redemption Rights" shall mean the rights to cause the Borrowers to purchase or redeem the Debentures held by the holder of Subordinated Indebtedness pursuant to: (a) Sections 3.10 and 3.14 of the Subordinated Loan Agreement; and (b) Section 2(b) of the Registration Rights Agreement.

         2B. CONVERSION OF DEBENTURES; EXERCISE OF WARRANTS. Notwithstanding anything to the contrary, the Holder of Subordinated Indebtedness shall be entitled to convert its Debentures and Subsequent Debentures (each as defined in the Subordinated Loan Agreement) and exercise its Warrants or Option Warrants (each as defined in the Subordinated Loan Agreement) into capital stock of ACG or any successor, and to sue for the enforcement of such rights.

           3. SCOPE OF SUBORDINATION. The provisions of this Agreement are solely to define the relative rights of the Holders of Subordinated Indebtedness and the Senior Lender. Nothing in this Agreement shall impair, as between the Borrowers and the Holders of Subordinated Indebtedness, the unconditional and absolute obligation of the Borrowers to punctually pay the principal, interest and any other amounts and obligations owing under the Subordinated Lending Agreements in accordance with the terms thereof, subject to the rights of the Senior Lender under this Agreement.

           4. OTHER INDEBTEDNESS TO THE SENIOR LENDER. If the Borrowers should incur any Indebtedness to the Senior Lender that does not constitute Senior Indebtedness, such


                                      -9-
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Indebtedness shall rank pari passu with the Subordinated Indebtedness. To the extent permitted under applicable law, any net proceeds received by the Senior Lender from the disposition of Collateral that remain after first paying in full all of the Senior Indebtedness shall be shared between the Senior Lender and the Subordinated Lender pro rata on the basis of the principal amounts then due and owing to the Senior Lender in respect of such Indebtedness other than Senior Indebtedness and to the Subordinated Lender in respect of the Subordinated Debt.

           5. APPLICATION OF ASSETS BY SENIOR LENDER. All of the property and assets which shall be collected or received by any holder of Senior Indebtedness upon the terms of this Agreement, and all of the proceeds of all realizations upon the same which shall be effected by any holder of Senior Indebtedness, shall be applied by such holder of Senior Indebtedness toward the payment and satisfaction of the Senior Indebtedness in accordance with the terms of the Credit Agreement.

           6. PROVISIONS OF DEBENTURES. The Borrowers and the Subordinated Lender shall cause each Debenture issued or to be issued from time to time pursuant to the Subordinated Lending Agreements to contain a provision to the following effect:

           "This Debenture is subject to the Subordination Agreement, dated as of February 23, 2000, among the Borrowers, the Holder and Bank of America, N.A., under which this Debenture and the Borrowers' obligations hereunder are subordinated in the manner set forth therein to the prior payment of certain obligations to the holders of Senior Indebtedness as defined therein and all collateral security therefor."

Proof of compliance with the foregoing shall be promptly given to Senior Lender.

           7. ADDITIONAL AGREEMENTS. In the event that the Senior Indebtedness is refinanced in full with another bank, subject to the provisions contained in the definition of "Senior Indebtedness" above, each Holder of Subordinated Indebtedness agrees at the request of such refinancing party to enter into a subordination agreement in favor of such refinancing party on terms substantially the same as this Subordination Agreement.

           8. NOTICE OF DEFAULT AND CERTAIN EVENTS. The Senior Lender and the Holders of Subordinated Indebtedness shall undertake in good faith to notify the other of the occurrence of any of the following, as applicable:

                   (a) the acceleration of any Senior Indebtedness by the Senior Lender or of any Subordinated Indebtedness by any Holder of Subordinated Indebtedness;

                   (b) the payment in full by the Borrowers (whether as a result of refinancing or otherwise) of all Senior Indebtedness or the termination of the Credit Agreement; and

                   (c) the taking of, or the intention to take, any extraordinary actions by the Senior Lender with respect to the collateral securing any Liens of the Senior Lender; provided that in such event, the Subordinated Lenders' counsel, rather than Subordinated Lender, shall be


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notified PROVIDED that the failure of any party to give any such notice shall not affect the subordination of the Subordinated Indebtedness as provided in this Subordination Agreement or the other rights of the parties hereto.

           9. REPRESENTATIONS. Each party hereto represents and warrants to the other party that (a) the execution, delivery and performance of this Agreement are within its powers have been duly authorized and are not in contravention of law or of the terms of its charter documents or of any law, order, judgment, decree, contract or undertaking to which it is a party or by which it or any of its properties is bound or affected, and (b) this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms. Senior Lender represents and warrants to the Borrowers and Subordinated Lenders that it has not heretofore assigned or transferred, or given any subordination in respect of, any of its Liens subject to the terms of this Agreement. Each of the Subordinated Lenders and the Borrowers represents and warrants to Senior Lender that the Subordinated Indebtedness is not secured by any Liens as of the date hereof.

           10. MISCELLANEOUS

                10.1 SURVIVAL OF RIGHTS. The right of Senior Lender to enforce the provisions of this Agreement shall not be prejudiced or impaired by any act or omitted act of Senior Lender, the Borrowers or any other Person, including forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security in respect of any Senior Indebtedness or noncompliance by the Borrowers or any other Person with such provisions, regardless of the actual or imputed knowledge of Senior Lender.

                10.2 RECEIPT OF AGREEMENTS. Subordinated Lender hereby acknowledges that it has delivered to Senior Lender, and Senior Lender hereby acknowledges it has received, a correct and complete copy of the Subordinated Lending Agreements as in effect on the date hereof. Senior Lender hereby acknowledges that it has delivered to Subordinated Lender, and Subordinated Lender hereby acknowledges it has received, a correct and complete a copy of the Senior Lending Agreements as in effect on the date hereof.

                10.3 NOTICES. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or ten (10) days following posting thereof by certified or registered mail, postage prepaid, (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

         If to Senior Lender:          Bank of America, N.A.
                                       555 S. Flower Street
                                       Unit 3283, 11th Floor
                                       Los Angeles, California  90071
                                       Attention:  George Hausler
                                       Telephone: (213) 228-6126

                                        Telecopier: (213) 892-0266

         With a copy to :               Powell, Goldstein, Frazer and Murphy
                                        191 Peachtree Street, NE
                                        16th Floor
                                        Atlanta, Georgia   30303
                                        Attention:  Doug Gosden
                                        Telephone:  (404) 572-6820
                                        Telecopier:  (404) 572-6999

         If to Subordinated Lenders:    Halifax Fund, L.P.
                                        c/o the Palladin Group, LP
                                        195 Maplewood Avenue
                                        Maplewood, New Jersey 07040
                                        Attn: Steve Weiner
                                        Telephone: (973) 313-6400
                                        Telecopier: (973) 313- 6494
         With a copy to
                                        Elliott Associates, L.P.
                                        712 Fifth Avenue, 36th Floor
                                        New York, New York 10019
                                        Attn:  Brett Cohen
                                        Telephone:  (212) 974-6000
                                        Telecopier:  (212) 974-2092

                                        Westgate International, L.P.
                                        c/o Stonington Management Corporation
                                        712 Fifth Avenue, 36th Floor
                                        New York, New York 10019
                                        Attn:  Brett Cohen
                                        Telephone:  (212) 974-6000
                                        Telecopier:  (21) 974-2092

                                        Kleinberg, Kaplan, Wolff & Cohen
                                        551 Fifth Avenue
                                        New York,  New York 10176
                                        Attention:  Stephen Schultz
                                        Telephone: (212) 986-6000
                                        Telecopier: (212) 986-8866


       If to Borrowers:                 Advanced Communications Group, Inc.
                                        390 South Woodsmill Rd
                                        St. Louis, MO 63017
                                        Attention: Michael Pruss
                                        Telephone:  (314) 205-1463
                                        Telecopier:  (314) 469-3539

         With a copy to:
                                        Haynes and Boone, LLP
                                        901 Main Street
                                        3100 NationsBank Plaza
                                        Dallas, Texas 75202
                                        Attention: Paul Amiel
                                        Telephone:  (214) 651-5605
                                        Telecopier:  (214) 651-5940

           10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed within such jurisdiction by residents of such jurisdiction.

           10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one in the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

           10.6 AMENDMENTS, SUCCESSORS AND ASSIGNS. No provision of this Agreement may be modified or waived except by an instrument or instruments in writing signed by the Senior Lender, the Subordinated Lender and the Borrowers. This Agreement shall bind the parties hereto and their respective successors and assigns, and shall inure to the benefit of their respective successors and assigns.

           10.7 THIS AGREEMENT CONTROLS. The subordination and related provisions contained in this Agreement are in addition to and supplement all debt subordination and other provisions contained in the Subordinated Lending Agreements and any other instruments or agreements evidencing or relating to the Subordinated Indebtedness in favor of or for the benefit of the Senior Lender; PROVIDED that, in the event of any conflict between this Agreement and the Subordinated Lending Agreements or such other instruments and agreements, the terms of this Agreement shall control.

                [The rest of this page intentionally left blank.]

           WITNESS the due execution of this Agreement as of the day and year first above written.

                                BANK OF AMERICA, N.A.


                                By:  /s/
                                     ----------------------------
                                     Name:
                                     Title:

                                HALIFAX FUND, LP


                                By:      /s/ Steve W. Weiner
                                     ----------------------------

                                ELLIOTT ASSOCIATES, L.P.


                                By:      /s/ Paul Singer
                                     ----------------------------
                                     Paul Singer



                                WESTGATE INTERNATIONAL, L.P.
                                By:      MARTLEY INTERNATIONAL, INC.
                                         ATTORNEY-IN-FACT


                                         By:      /s/ Paul Singer
                                              -----------------------------
                                              Paul Singer

                                ADVANCED COMMUNICATIONS GROUP, INC.


                                By:          /s/ Michael A. Pruss
                                         ----------------------------------
                                         Name:
                                         Title:

                                GREAT WESTERN DIRECTORIES, INC.


                                By:         /s/ Michael A. Pruss
                                         ----------------------------------
                                         Name:
                                         Title:

                                1+USA V ACQUISITION CORP.


                                By:          /s/ Michael A. Pruss
                                         ----------------------------------
                                         Name:
                                         Title:

                                BIG STUFF, INC.


                                By:          /s/ Michael A. Pruss
                                         ----------------------------------
                                         Name:
                                         Title:

                                PACIFIC COAST PUBLISHING LTD.


                                By:          /s/ Michael A. Pruss
                                         ----------------------------------
                                         Name:
                                         Title:

                                YPTEL, INC.


                                By:          /s/ Michael A. Pruss
                                         ----------------------------------
                                         Name:
                                         Title:

                                WEB YP, INC.


                                By:         /s/ Michael A. Pruss
                                         ----------------------------------
                                         Name:
                                         Title:

                                  SCHEDULE A

                              SUBORDINATED LENDERS



Halifax Fund, L.P.
Elliott Associates, L.P.
Westgate International, L.P.